Final Pricing Supplement

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
LaSalleNotes®	2,799,000.00	$299.49

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $94,671.00 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form F-3 (No. 333-89136) of ABN AMRO Bank N.V. (the "Prior Registration Statement"), which was initially filed on May 24, 2002 and for which a post-effective amendment was filed on September 17, 2003 and have been carried forward. The $299.49 fee with respect to the $2,799,000 LaSalleNotes® sold pursuant to this registration statement is offset against those filing fees, and $92,284.92  remains available for future registration fees. No additional fee has been paid with respect to this offering.

Final Pricing Supp

LaSalle Funding LLC

With Maturities of 9 Months or More from Date of Issue
Guaranteed Unconditionally By
ABN AMRO BANK N.V. and ABN AMRO HOLDING N.V.

Registration No.		333-137691-01 333-137691 333-137691-02
Filed Pursuant to Rule		424 (b) (2)
Pricing Supplement No.		1
(To Prospectus dated September 29, 2006 & Prospectus Supplement dated September 29, 2006 )
The date of this Pricing Supplement is			October 25, 2006
Trade Date:	10/25/06		Issue Date:	10/30/06	Security Type: Callable Fixed Rate Note

CUSIP Number (1)	Interest Rate	Maturity Date	Interest Payment Frequency (2)	Subject to Redemption	Redemption Date and Terms (including the redemption price)	Dealer
51803XKT5	6.000%	10/15/21	Semi-Annual	Yes	Callable at 100% on 10/15/2007 and Semi-Annually thereafter with 30 calendar days prior notice.	LaSalle Financial Services, Inc.

						[Additional columns below]

[Continued from above, first column repeated]
CUSIP Number (1)	Principal Amount	Price to Public (3)	Proceeds to Issuer	Proceeds (% of Principal)	Discounts and Commissions	Discounts & Comm. (% of Principal)	Survivors Option (4)	OID Note (5)
51803XKT5	2,799,000	100%	2,762,053.20	98.680%	36,946.80	1.320%	Yes	No

(1) All notes described in this Pricing Supplement are issued in U.S. Dollars with authorized denominations of $1,000 and integral multiples thereof.
(2) Interest payments are paid on the 15th day of each applicable month.
(3) Expressed as a percentage of aggregate principal.

(4) The survivor's option may not be exercised until at least 12 months following the date of original issue.  In addition, the issuer may limit the  aggregate principal amount redeemed pursuant to the survivor's option to the greater of 1% of the outstanding aggregate principal amount or $1,000,000.  For any individual deceased, the issuer may limit the aggregate principal amount to $200,000 per year redeemed pursuant to the survivor's option.  For a complete description of the terms and conditions relating to the survivor's option, which carries certain limitations, see "Description of Notes -- Repayment Upon Death" in the Prospectus Supplement.

(5) You should review the section in the Prospectus Supplement entitled "United States Federal Taxation."  Additionally, you are urged to consult your tax advisor regarding the tax treatment and whether a purchase of the Notes is advisable in light of your tax treatment and your particular situation.

The Securities are not insured by the Federal Deposit Insurance Corporation or any other federal agency. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.  This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates and agents in connection with offers and sales of the Securities in market-making transactions.